Exhibit 10(n)
EXECUTIVE CHANGE IN CONTROL AGREEMENT, dated as of [●](the “Effective Date”), between OLIN CORPORATION, a Virginia corporation (“Olin”), and [●] (“Executive”).
WHEREAS Executive is a key member of Olin’s management;
WHEREAS Olin believes that it is in its best interests, as well as those of its stockholders, to assure the continuity of Executive for a fixed period of time in the event of an actual or threatened change in control of Olin and whether or not such change in control is determined by the Board (as defined in Section 1(a) of this Agreement) to be in the best interest of its stockholders;
WHEREAS it is contemplated by Section 4(g) of that Executive Retention Agreement, dated as of [●], 2015, among Olin and Executive (the “Retention Agreement”), that Executive and Olin will enter into a change in control agreement providing for certain change in control severance payments, which Retention Agreement provides that certain amounts that may become payable hereunder may be reduced by certain payments pursuant to the Retention Agreement;
WHEREAS Olin believes it is in its best interests, as well as those of its stockholders, to enter into this Agreement; and
WHEREAS this Agreement is not intended to alter materially the compensation, benefits or terms of employment that Executive could reasonably expect in the absence of a change in control of Olin, but is intended to encourage and reward Executive’s compliance with the wishes of the Board, whatever they may be, in the event that a change in control occurs or is threatened.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1. Definitions. As used in this Agreement:
(a) “Board” means the Board of Directors of Olin or, if applicable following a Change in Control described in Section 1(c)(iii) of this Agreement, the board of directors (or similar governing body in the case of an entity other than a corporation) of the Parent Entity (as defined in Section 1(c)(iii) of this Agreement) or, if there is no Parent Entity, the Surviving Entity (as defined in Section 1(c)(iii) of this Agreement).
(b) “Cause” means (i) the willful and continued failure of Executive to substantially perform Executive’s duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance of a notice of Termination by Executive in respect of any event described in Section 1(e)(ii) of this Agreement); (ii) the willful engaging by Executive in gross misconduct significantly and demonstrably financially injurious to

Olin; (iii) a willful breach by Executive of Olin’s Code of Business Conduct; or (iv) willful misconduct by Executive in the course of Executive’s employment which is a felony or fraud. No act or failure to act on the part of Executive will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Olin or not opposed to the interests of Olin and unless the act or failure to act has not been cured by Executive within 14 days after written notice to Executive specifying the nature of such violations. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (A) reasonable written notice to Executive setting forth the reasons for Olin’s intention to terminate for Cause, (B) an opportunity for Executive, together with Executive’s counsel, to be heard before the Board and (C) delivery to Executive of a notice of termination from the Board finding that, in the good faith opinion of 75% of the entire membership of the Board, Executive was guilty of conduct described above and specifying the particulars thereof in detail.
(c) “Change in Control” means the occurrence of any one of the following events:
(i)    individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of Olin pursuant to an actual or threatened election contest with respect to directors or pursuant to any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(ii)    any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Olin representing 20% or more of the combined voting power of Olin’s then outstanding securities eligible to vote for the election of the Board (the “Olin Voting Securities”); provided, however, that the event described in this Section 1(c)(ii) shall not be deemed to be a Change in Control if such event results from any of the following: (A) the acquisition of Olin Voting Securities by Olin or any of its subsidiaries, (B) the acquisition of Olin Voting Securities directly from Olin; (C) the acquisition of Olin Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by Olin or any of its subsidiaries, (D) the acquisition of Olin Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, (E) the acquisition of Olin Voting Securities pursuant to a Non-Qualifying Transaction (as defined in Section 1(c)(iii) of this Agreement) or (F) the acquisition of Olin Voting Securities by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(iii)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (A) Olin or (B) any of its subsidiaries pursuant to which, in the case of this clause (B), Olin Voting Securities are issued or issuable (any event described in the immediately preceding clause (A) or (B), a “Reorganization”) or the sale or other disposition of all or substantially all of the assets of Olin to an entity that is not an affiliate of Olin (a “Sale”), unless immediately following such Reorganization or Sale: (1) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) Olin (or, if Olin ceases to exist, the entity resulting from such Reorganization), or, in the case of a Sale, the entity which has acquired all or substantially all of the assets of Olin (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Olin Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which or for which such Olin Voting Securities were converted or exchanged pursuant to such Reorganization or Sale) with ownership of such Olin Voting Securities (or, if applicable, shares into which or for which such Olin Voting Securities were converted or exchanged pursuant to such Reorganization or Sale) continuing in substantially the same proportions as the ownership of Olin Voting Securities immediately prior to consummation of such Reorganization or Sale (excluding any outstanding voting securities of the Surviving Entity or Parent Entity that are held immediately following the consummation of such Reorganization or Sale as a result of ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than Olin or any of its wholly owned subsidiaries), (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by Olin, the Surviving Entity or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (3) at least a majority of the members of the Board following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale (or, in the absence of any such agreement, at the time of approval by the Board of such Reorganization or Sale), Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (1), (2) and (3) above being deemed to be a “Non-Qualifying Transaction”); provided, however, that if, in connection with a Reorganization or Sale that would otherwise be considered a Change in Control pursuant to this Section 1(c)(iii), (I) the immediately preceding clause (3) is satisfied, (II) at least seventy-five percent (75%) of the individuals who were executive officers (within the meaning of Rule 3b-7 under the Exchange Act) of Olin immediately prior to consummation of such Reorganization or Sale become executive officers of the Parent Entity (or, if there is no Parent Entity, the

Surviving Entity) immediately following such Reorganization or Sale, and (III) the Incumbent Directors at the time of approval by the Board of such Reorganization or Sale determine in good faith that such individuals are expected to remain executive officers for a significant period of time following such Reorganization or Sale, then such directors shall be permitted to determine by at least a two-thirds vote that such Reorganization or Sale shall not constitute a Change in Control for purposes of this Section 1(c)(iii); or
(iv)    the stockholders of Olin approve a plan of complete liquidation or dissolution of Olin.
Notwithstanding the foregoing, if any person becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of Olin Voting Securities solely as a result of the acquisition of Olin Voting Securities by Olin which reduces the number of Olin Voting Securities outstanding, such increased amount shall be deemed not to result in a Change in Control; provided, however, that if such person subsequently becomes the beneficial owner, directly or indirectly, of additional Olin Voting Securities that increases the percentage of outstanding Olin Voting Securities beneficially owned by such person, a Change in Control of Olin shall then be deemed to occur.
(d) “Change in Control Severance” means two times the sum of:
(i)    twelve months of Executive’s then current monthly salary (without taking into account any reductions which may have occurred at or after the date of a Change in Control); plus
(ii)    an amount equal to the greater of (A) Executive’s average annual award actually paid in cash (or, in the event that the award in respect of the calendar year immediately prior to the year in which the date of Termination occurs has not yet been paid, the amount of such award that would have been payable in cash in the year in which the date of Termination occurs had Executive not incurred a Termination) under Olin’s short-term annual incentive compensation plans or programs (“ICP”) (including zero if nothing was paid or deferred but including any portion thereof Executive has elected to defer and, for the avoidance of doubt, excluding any portion of an annual award that Executive does not have a right to receive currently in cash) in respect of the three calendar years immediately preceding the calendar year in which the date of Termination occurs and (B) Executive’s then current ICP standard annual award in respect of the year in which the date of Termination occurs; provided that, for purposes of determining the amount in clause (A), any annual award that is in respect of a partial calendar year shall be annualized.
(e) “Termination” means:
(i)    Executive is discharged by Olin, upon or following a Change in Control, other than for Cause and other than due to Executive’s death or disability (which will be deemed to occur if Executive becomes eligible to commence immediate receipt of disability benefits under the terms of Olin’s long-term disability plan); or
(ii)    Executive terminates Executive’s employment in the event that upon or following a Change in Control:
(A)    (1) Olin requires Executive to relocate Executive’s principal place of employment by more than fifty (50) miles from the location in effect immediately prior to the Change in Control and such relocation increases the commuting distance, on a daily basis, between Executive’s residence at the time of relocation and principal place of employment or (2) Olin requires Executive to travel on business to a substantially greater extent than, and inconsistent with, Executive’s travel requirements prior to the Change in Control (taking into account the number and/or duration (both with respect to airtime and overall time away from home) of such travel trips following the Change in Control as compared to a comparable period prior to the Change in Control);
(B)    Olin reduces Executive’s base salary or fails to increase Executive’s base salary on a basis consistent (as to frequency and amount) with Olin’s salary system for executive officers as in effect immediately prior to the Change in Control;
(C)    Olin fails to continue Executive’s participation in Olin’s incentive compensation plans (including, without limitation, short-term and long-term cash and stock incentive compensation) on substantially the same basis, both in terms of (1) the amount of the benefits provided (other than due to Olin’s or a relevant operation’s or business unit’s financial or stock price performance; provided that such performance is a relevant criterion under such plan) and (2) the level of Executive’s participation relative to other participants as exists immediately prior to the Change in Control; provided that with respect to annual and long-term incentive compensation plans, the basis with which the amount of benefits and level of participation of Executive shall be compared shall be the average benefit opportunity awarded to Executive under the relevant plan during the three completed fiscal years immediately preceding the year in which the date of Termination occurs (or if Executive has not been employed by Olin for such three fiscal years, the average benefit awarded to Executive under the relevant plan during the shorter period of fiscal years during which Executive was employed by Olin);
(D)    Olin fails to substantially maintain its health, welfare and retirement benefit plans as in effect immediately prior to the Change in Control, unless arrangements (embodied in an on-going substitute or alternative plan) are then in effect to provide benefits that are substantially similar to those in effect immediately prior to the Change in Control; or

(E)    (1) Executive is assigned any duties inconsistent in any adverse respect with Executive’s position (including status, offices, titles and reporting lines), authority, duties or responsibilities immediately prior to the Change in Control or (2) Olin takes any action that results in a diminution in such position (including status, offices, titles and reporting lines), authority, duties or responsibilities or in a substantial reduction in any of the resources available to carry out any of Executive’s authorities, duties or responsibilities from those resources available immediately prior to the Change in Control.
Notwithstanding anything to the contrary contained herein, Executive will not be entitled to terminate employment and receive the payments and benefits set forth in Sections 4 and 5 of this Agreement as the result of the occurrence of any event specified in the foregoing clause (ii) (each such event, a “Good Reason Event”) unless, within 90 days following the occurrence of such event, Executive provides written notice to Olin of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. Olin will have 30 days from the receipt of such notice within which to cure; provided that such 30-day period to cure shall terminate in the event that Olin informs Executive that it does not intend to cure such event (such period, whether 30 days or less, the “Cure Period”). If, during the Cure Period, such event is remedied, then Executive will not be permitted to terminate employment and receive the payments and benefits set forth in Sections 4 and 5 of this Agreement as a result of such Good Reason Event. If, at the end of the Cure Period, the Good Reason Event has not been remedied, Executive will be entitled to terminate employment as a result of such Good Reason Event during the 45-day period that follows the end of the Cure Period. If Executive terminates employment during such 45-day period, so long as Executive delivered the written notice to Olin of the occurrence of the Good Reason Event at any time prior to the expiration of this Agreement, for purposes of the payments, benefits and other entitlements set forth in Sections 4 and 5 of this Agreement, the termination of Executive’s employment pursuant thereto shall be deemed to be a Termination before the expiration of this Agreement. If Executive does not terminate employment during such 45-day period, Executive will not be permitted to terminate employment and receive the payments and benefits set forth in Sections 4 and 5 of this Agreement as a result of such Good Reason Event.
If (x) Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Termination if they had occurred upon or following a Change in Control, (y) Executive reasonably demonstrates that such termination of employment (or event described in clause (ii) above) occurred at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and (z) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur within two years following the date of Executive’s termination of employment, then for purposes of this Agreement, the date immediately preceding the date of such termination of employment (or event described in clause (ii) above) shall be treated as the date of the Change in Control, except that for purposes of determining Executive’s entitlement to payments and benefits described in Sections 4 and 5 of this Agreement and the timing of such payments and benefits, the date of the actual Change in Control shall be treated as the Executive’s date of termination of employment. In the event that Executive’s employment terminates under the circumstances described in clauses (x), (y) and (z) of the preceding sentence (any such termination, an “Anticipatory Termination”), such termination will be considered a Termination for purposes of this Agreement, and Executive will be entitled to receive the payments and benefits described in Sections 4 and 5 of this Agreement; provided that any such payments and benefits due under Sections 4 and 5 of this Agreement shall be reduced by the payments and benefits Executive has already received pursuant to any applicable employment, severance or termination agreement, plan, arrangement or policy, including, without limitation, any severance or separation pay or benefits pursuant to the Retention Agreement (collectively, the “Other Arrangements”), in respect of Executive’s termination of employment with Olin, and the remainder of the payments and benefits payable pursuant to the Other Arrangements shall be forfeited. For purposes of implementing the terms of Section 5(f) of this Agreement in the event of an Anticipatory Termination, all outstanding and unvested stock options, restricted stock and other equity-based awards (including, without limitation, performance shares) that Executive holds on the date of the Anticipatory Termination shall be deemed to remain outstanding until the date of the Change in Control (but in the case of any stock options, not beyond the date that such stock options would have expired if Executive had remained continuously employed from the date of the Anticipatory Termination until the date of the Change in Control) and become immediately vested and exercisable as of the date of the Change in Control.
SECTION 2. Entire Agreement; Prior Agreements. This Agreement (together with any Other Arrangements) sets forth the entire understanding between Executive and Olin with respect to the subject matter hereof and thereof. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement and any Other Arrangements. All prior agreements, understandings and obligations (whether written, oral, express or implied) between Executive and Olin with respect to the subject matter hereof are terminated as of the date hereof and are superseded by this Agreement. Notwithstanding the foregoing, the provisions of Section 8 of this Agreement shall not supersede any other agreements, understandings or obligations between Executive and Olin with respect to the subject matter thereof, which shall remain in full force and effect in accordance with their terms and, for the avoidance of doubt, Executive hereby acknowledges and agrees that the restrictive covenants under Section 8 of this Agreement shall operate independently of, and shall be in addition to, any similar restrictive covenants to which Executive may be subject pursuant to any other agreement or understanding between Olin and Executive.
SECTION 3. Term; Executive’s Duties. (a) This Agreement expires at the close of business on January 26, 2019; provided that beginning on January 26, 2017 and on each January 26 thereafter (any such January 26 being referred to herein as a “Renewal Date”) the term of this Agreement shall be extended for one additional year unless Olin has provided Executive with written notice at least 90 days in advance of the immediately succeeding Renewal Date that the term of this Agreement shall not be so extended; provided, however, that if a Change in Control has occurred prior to the date on which this Agreement expires, this Agreement shall not expire prior to three years following the date of the Change in Control; provided, further, that the expiration of this

Agreement will not affect any of Executive’s rights resulting from a Termination prior to such expiration. In the event of Executive’s death while employed by Olin, this Agreement shall terminate and be of no further force or effect on the date of Executive’s death. Executive’s death will not affect any of Executive’s rights resulting from a Termination prior to death.
(b) During the period of Executive’s employment by Olin, Executive shall devote Executive’s full time efforts during normal business hours to Olin’s business and affairs, except during vacation periods in accordance with Olin’s vacation policy and periods of illness or incapacity. Nothing in this Agreement will preclude Executive from devoting reasonable periods required for service as a director or a member of any organization involving no conflict of interest with Olin’s interest; provided that no additional position as a director or member shall be accepted by Executive during the period of Executive’s employment with Olin without its prior consent.
SECTION 4. Change in Control Severance Payment. (a) Subject to Section 4(b) of this Agreement and the remainder of this Section 4(1), in the event of a Termination occurring before the expiration of this Agreement, Olin will pay Executive a lump sum in an amount equal to the Change in Control Severance; provided that such amount shall be reduced (but not below zero) by the amount of any retention payments paid pursuant to Section 6(a)(iv) of the Retention Agreement (such payments, the “Retention Payments”). The payment of such amount will be made on the 60th day after the date of Termination; provided that no such amount shall be payable to Executive unless, on or prior to the 59th day following the date of Termination the Release Requirement (as defined in Section 7 of this Agreement) has been satisfied; provided further, that, any portion of the Change in Control Severance that constitutes deferred compensation within the meaning of Section 409A (as defined in Section 19 of this Agreement) will be paid at the earliest date that is permitted in accordance with the schedule that is applicable to the cash severance set forth in Section 6(a)(i) of the Retention Agreement, as would be applicable in the event of a Termination on the date hereof.
(b) Notwithstanding Section 4(a) of this Agreement, if Executive would otherwise have been required by Olin policy to retire at the applicable age specified in Olin’s mandatory retirement policy for specified job positions, as in effect on the date of Termination (the “Mandatory Retirement Age”), then if the date upon which Executive would have attained the Mandatory Retirement Age falls during the 24-month period following the date of Termination, the amount payable pursuant to Section 4(a) of this Agreement shall be reduced to the amount equal to the product of (i) the Change in Control Severance, multiplied by (ii) a fraction, the numerator of which is the number of days from the date of Termination through and including the date upon which Executive would have attained the Mandatory Retirement Age and the denominator of which is 730; provided that such amount shall be reduced (but not below zero) by the amount of any Retention Payments.
(c) If on the date of Termination, Executive is eligible and is receiving payments under any then existing disability plan of Olin or its subsidiaries and affiliates, then Executive agrees that all payments under such disability plan may, and will be, suspended and offset (subject to applicable law) for 24 months (or, if earlier, until Executive would have attained the Mandatory Retirement Age) following the date of Termination. If, after such period, Executive remains eligible to receive disability payments, then such payments shall resume in the amounts and in accordance with the provisions of the applicable disability plan of Olin or its subsidiaries and affiliates.
SECTION 5. Other Benefits. (a) If Executive becomes entitled to payment under Section 4(a) or 4(b) of this Agreement, as applicable, then Executive will receive 24 months of retirement contributions to all Olin qualified and non-qualified defined contribution plans for which Executive was eligible at the time of Termination, it being understood that Executive shall be permitted to receive payments from Olin’s plans (assuming Executive otherwise qualifies to receive such payments, is permitted to do so under the applicable plan terms and elects to do so), during the period that Executive is receiving payments pursuant to Section 4(a) of this Agreement). Such contributions shall be based on the amount of the Change in Control Severance (for the avoidance of doubt, without regard to any reduction due to any Retention Payments). Such contributions shall, subject to Executive’s satisfaction of the Release Requirement, be paid in a lump sum on the 60th day after the date of Termination; provided that any portion of such payment that constitutes deferred compensation within the meaning of Section 409A will be paid at the earliest date that is permitted in accordance with the schedule that is applicable to the cash severance set forth in Section 6(a)(i) of the Retention Agreement, as would be applicable in the event of a Termination on the date hereof. For 24 months from the date of Termination, Executive (and Executive’s covered dependents) will continue to enjoy coverage on the same basis as a similarly situated active employee under all Olin medical, dental, and life insurance plans to the extent Executive was enjoying such coverage immediately prior to Termination. Executive’s entitlement to insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 would commence at the end of the period during which insurance coverage is provided under this Agreement without offset for coverage provided hereunder. Executive shall accrue no vacation during the 24 months following the date of Termination but shall be entitled to payment for accrued and unused vacation for the calendar year in which Termination occurs. If Executive receives the Change in Control Severance (including the amount referred to in Section 1(d)(ii) of this Agreement, and whether or not reduced due to any Retention Payments), Executive shall not be entitled to an ICP award for the calendar year of Termination if Termination occurs during the first calendar quarter. Even if Executive receives the Change in Control Severance (including the amount referred to in Section 1(d)(ii) of this Agreement, and whether or not reduced due to any Retention Payments), if Termination occurs during or after the second calendar quarter, Executive shall be entitled to a prorated ICP award for the calendar year of Termination which shall be determined by multiplying Executive’s then current ICP standard annual award by a fraction, the numerator of which is the number of weeks in the calendar year prior to Termination and the denominator of which is 52. Executive shall accrue no ICP award following the date of Termination. The accrued vacation pay and, subject to satisfaction of the Release Requirement, ICP award, if any, shall be paid in a lump sum on or prior to the 60th day after the date of Termination.
(b) Notwithstanding the foregoing Section 5(a) of this Agreement, no such insurance coverage or retirement contributions will be afforded by this Agreement with respect to any period after the date upon which Executive would have attained the Mandatory Retirement Age.
(c) In the event of a Termination, Executive will be entitled at Olin’s expense to outplacement counseling and associated services in accordance with Olin’s customary practice at the time or, if more favorable to Executive, in accordance with such practice immediately prior to the Change in Control, with respect to its senior executives who have been terminated other than for Cause. It is understood that the counseling and services contemplated by this Section 5(c) are intended to facilitate the obtaining by Executive of other employment following a Termination, and payments or benefits by Olin in lieu thereof will not be available to Executive. The outplacement services will be provided for a period of 12 months beginning within 10 days following the date that the Release Requirement is satisfied.
(d) If Executive becomes entitled to the payment under Section 4(a) of this Agreement, then at the end of the period for insurance coverage provided in accordance with Section 5(a) of this Agreement, if Executive at such time has satisfied the eligibility requirements to participate in Olin’s post-retirement medical and dental plan, Executive shall be entitled to continue in Olin’s medical and dental coverage (including dependent coverage) on the same basis as a similarly situated active employee until Executive reaches age 65; provided that if Executive obtains other employment which offers medical or dental coverage to Executive and Executive’s dependents, Executive shall enroll in such medical or dental coverage, as the case may be, and the corresponding coverage provided to Executive hereunder shall be secondary coverage to the coverage provided by Executive’s new employer so long as such employer provides Executive with such coverage.
(e) If there is a Change in Control, Olin shall not reduce or diminish the insurance coverage or benefits which are provided to Executive under Section 5(a) or 5(d) of this Agreement during the period Executive is entitled to such coverage; provided that Executive makes the premium payments required by active employees generally for such coverage, if any, under the terms and conditions of coverage applicable to Executive.
(f) Notwithstanding any provision to the contrary in any long-term incentive plan maintained by Olin or any applicable award agreement thereunder (collectively, the “Equity Award Documents”) and except as otherwise provided in this Section 5(f), all outstanding stock options, restricted stock and other equity awards held by Executive (other than any performance share award), regardless of whether granted before, at or after the Change in Control, shall not automatically become fully vested and immediately exercisable, as the case may be, upon the occurrence of a “change in control” (as such term, or any similar term, is used in any applicable Equity Award Document) and, instead, each such award shall continue to vest in accordance with its terms following a Change in Control; provided that subject to Executive’s satisfaction of the Release Requirement, such awards shall become fully vested (without pro-ration) and immediately exercisable, as the case may be, as of a Termination. Notwithstanding the foregoing sentence, unless provision is made in connection with a Change in Control for (i) assumption of such awards or (ii) substitution of such awards for new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and exercise prices (if applicable) that preserve the material terms and conditions of such awards as in effect immediately prior to the Change in Control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the awards as of the Change in Control and transferability of the shares underlying such awards), all such awards shall become fully vested and immediately exercisable, as the case may be, as of immediately prior to the Change in Control. Notwithstanding anything in this Section 5(f) to the contrary and for the avoidance of doubt, in the event that payment of any amount that would otherwise be paid pursuant to the immediately preceding sentence would result in a violation of Section 409A, then Executive’s rights to payment of such amount will become vested pursuant to such sentence and the amount of such payment shall be determined as of the Change in Control, but such amount shall not be paid to Executive until the earliest time permitted under Section 409A. Notwithstanding anything in this Agreement to the contrary, any performance share awards held by Executive on the date of the Change in Control shall become vested in accordance with the terms of the applicable Equity Award Documents; provided that notwithstanding the terms of any applicable Equity Award Document, the term “change in control” (or any similar term used in any applicable Equity Award Documents) shall have the meaning set forth in Section 1(c) of this Agreement.
SECTION 6. Participation in Change in Control; Section 4999 of Internal Revenue Code. (a) In the event that Executive participates or agrees to participate by loan or equity investment (other than through ownership of less than 1% of publicly traded securities of another company) in a transaction (referred to in this Section 6(a) as an “acquisition”) which would result in an event described in Section 1(c)(i) or (ii) of this Agreement, Executive must promptly disclose such participation or agreement to Olin, and such transaction will not be considered a Change in Control with respect to Executive for purposes of this Agreement.
(b) Notwithstanding anything in this Agreement to the contrary, in the event that any payments or benefits that could be paid, provided or delivered under this Agreement would, when combined with all other payments or benefits that could be paid, provided or delivered to Executive by Olin, any successor or any of their respective affiliates, are considered “parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury regulations thereunder) (such payments and benefits, the “Parachute Payments”), then the aggregate amount of Parachute Payments to which Executive will be entitled shall equal the amount which produces the greatest after-tax benefit to Executive after taking into account any excise tax payable by Executive under Section 4999 of the Code (the “Excise Tax”). For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to Executive, only if doing so would place Executive in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). In such event, Olin shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future; provided, however, that for purposes of the foregoing sequence, any amounts that are payable with respect to equity-based or equity-related awards (whether payable in cash or in kind) shall be deemed to be a non-cash portion of the Parachute Payments. All determinations to be made hereunder shall be made, at Olin’s expense, by a nationally recognized certified public accounting firm (the “Accounting Firm”) selected by Olin. To the extent that, based on the Accounting Firm's determination, the Parachute Payments are required to be reduced or eliminated, Olin shall provide Executive with prior written notice of any such reduction or elimination and shall, upon a written request made by Executive within five days of receiving such notification, provide Executive and Executive’s tax advisors with the opportunity to review the calculations prepared by the Accounting Firm and discuss such calculations with Olin.
SECTION 7. Release. Executive shall not be entitled to receive (or continue in the case of health and other welfare benefits) any of the payments or benefits set forth in Sections 4 and 5 of this Agreement unless Executive executes a release of claims (in the form of Exhibit A hereto, subject to any modifications required to comply with applicable laws) in favor of Olin and others set forth in Exhibit A relating to all claims or liabilities of any kind relating to Executive’s employment with Olin or an affiliate and the termination of such employment and, on or prior to the 59th day following the date of Termination, Executive has not revoked such Release and the revocation period thereunder has expired in accordance with its terms (the “Release Requirement”).
SECTION 8. Restrictive Covenants. (a) As an inducement to Olin to provide the payments and benefits to Executive hereunder, Executive acknowledges and agrees that, notwithstanding any provision to the contrary in any Other Arrangements, in the event of Executive’s Termination, Executive agrees to comply with the restrictions set forth in Sections 8(b) and (c) of this Agreement for a one-year period from the date of Termination (or, if earlier, until Executive would have attained the Mandatory Retirement Age) (the “Restriction Period”); provided that if Executive’s employment is not terminated by reason of a Termination (and Executive therefore is not entitled to receive the payments and benefits set forth in Sections 4 and 5 of this Agreement), then Executive need not comply with the restrictions set forth in Sections 8(b) and (c) of this Agreement.
(b) Executive acknowledges and agrees that so long as Olin complies with its obligations to provide the payments required under this Agreement, notwithstanding any provision to the contrary in any Other Arrangements, Executive shall not during the Restriction Period, directly or indirectly, for Executive or for any other person, corporation, partnership, sole proprietorship, entity or business: (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of Olin, unless such employee or former employee has not been employed by Olin for a period in excess of six months or (ii) make known the names and addresses of customers of Olin or any information relating in any manner to Olin’s trade or business relationships with such customers. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, references in this Section 8(b) to “Olin” shall be deemed to refer to Olin and its subsidiaries and affiliates prior to a Change in Control.

(c) During the Restriction Period, Executive shall not make any statement that intentionally disparages Olin or its business, services or products unless, in each case, in the context of a legal process (including without limitation, litigation between Olin and Executive), required governmental testimony or filings, any administrative or arbitral proceedings (including, without limitation, arbitration between Olin and Executive) or as otherwise required by law. Notwithstanding the foregoing and subject to Section 8(d) of this Agreement, in no event shall Executive be prohibited from making truthful statements in response to questions from a prospective future employer.
(d) Executive acknowledges and agrees (whether or not Executive is subject to the restrictions set forth in Sections 8(b) and (c) of this Agreement) not to disclose, either while in Olin’s employ or at any time thereafter, to any person not employed by Olin, or not engaged to render services to Olin, any confidential information obtained by Executive while in the employ of Olin, including, without limitation, trade secrets, know-how, improvements, discoveries, designs, customer and supplier lists, business plans and strategies, forecasts, budgets, cost information, formulae, processes, manufacturing equipment, compositions, computer programs, data bases and tapes and films relating to the business of Olin and its subsidiaries and affiliates (including majority-owned companies of such subsidiaries and affiliates); provided, however, that this provision shall not preclude Executive from disclosing information (i) known generally to the public (other than pursuant to Executive’s act or omission) or (ii) to the extent required by law or court order. Executive also agrees that upon leaving Olin’s employ Executive will not take with Executive, without the prior written consent of an officer authorized to act in the matter by the Board, any drawing, blueprint, specification or other document of Olin, its subsidiaries or affiliates, which is of a confidential nature relating to Olin, its subsidiaries or affiliates, including, without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).
(e) Executive acknowledges and agrees that (i) the restrictive covenants contained in this Section 8 are reasonably necessary to protect the legitimate business interests of Olin, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, (ii) Executive’s full, uninhibited and faithful observance of each of the covenants contained in this Section 8 will not cause Executive any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair Executive’s ability to obtain employment commensurate with Executive’s abilities and on terms fully acceptable to Executive or otherwise to obtain income required for the comfortable support of Executive and Executive’s family and the satisfaction of the needs of Executive’s creditors and (iii) the restrictions contained in this Section 8 are intended to be, and shall be, for the benefit of and shall be enforceable by, Olin’s successors and permitted assigns.
(f) Executive acknowledges and agrees that any violation of the provisions of this Section 8 would cause Olin irreparable damage and that if Executive breaches or threatens to breach such provisions, Olin shall be entitled, in addition to any other rights and remedies Olin may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.
(g) In the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.
SECTION 9. Successors; Binding Agreement. (a) Olin will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Olin, by agreement, in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Olin would be required to perform if no such succession had taken place. Failure of Olin to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle Executive to compensation from Olin in the same amount and on the same terms as Executive would be entitled to hereunder had a Termination occurred on the succession date. Except as otherwise set forth in Section 8(b) of this Agreement, as used in this Agreement, “Olin” means Olin as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.
(b) This Agreement shall be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION 10. Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
[●]

If to Olin:
Olin Corporation
190 Carondelet Plaza
Suite 1530
Clayton, MO 63105-3443
Attention: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
SECTION 11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law).
SECTION 12. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and portable document format (PDF)), each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
SECTION 13. No Mitigation. Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any compensation received by Executive from a third party reduce such payment except as explicitly provided in this Agreement. Except as may otherwise be expressly provided herein, nothing in this Agreement will be deemed to reduce or limit the rights which Executive may have under any employee benefit plan, policy or arrangement of Olin and its subsidiaries and affiliates. Except as expressly provided in this Agreement and subject to Section 19(b) of this Agreement, payments made pursuant to this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim which Olin and its subsidiaries and affiliates may have against Executive.
SECTION 14. Withholding of Taxes. Olin may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
SECTION 15. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 9 of this Agreement. Without limiting the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by Executive contrary to this Section 15, Olin shall have no liability to pay any amount so attempted to be assigned or transferred.
SECTION 16. No Employment Right. This Agreement shall not be deemed to confer on Executive a right to continued employment with Olin.
SECTION 17. Disputes/Arbitration. (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration at Olin’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(b) Olin shall pay all reasonable legal fees and expenses, as they become due, which Executive may incur prior to the third anniversary of the expiration of this Agreement in connection with this Agreement through arbitration or otherwise unless the arbitrator determines that Executive had no reasonable basis for Executive’s claim or was acting in bad faith; provided that legal fees and expenses payable hereunder shall include legal fees and expenses incurred by Executive, whether prior to or after the expiration of this Agreement, in defending against an alleged breach of the restrictive covenants set forth in Section 8 of this Agreement, unless Olin is able to establish that Executive was acting in bad faith and that such restrictive covenants were in fact breached. Should Olin dispute the entitlement of Executive to such fees and expenses, the burden of proof shall be on Olin to establish that Executive had no reasonable basis for Executive’s claim or was acting in bad faith.
(c) If any payment which is due to Executive hereunder has not been paid within ten (10) days of the date on which such payment was due, Executive shall be entitled to receive interest thereon from the due date until paid at an annual rate of interest equal to the Prime Rate reported in the Wall Street Journal, Northeast Edition, on the last business day of the month preceding the due date, compounded annually.
SECTION 18. Miscellaneous. (a) Except as specifically provided in Section 19(f) of this Agreement, no provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and Olin. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(b) The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.
(c) Executive may not cumulate the benefits provided under this Agreement with any severance or similar benefits (“Other Severance Benefits”) that Executive may be entitled to by agreement with Olin (including, without limitation, pursuant to any Other Arrangements) or under applicable law in connection with the termination of Executive’s employment. Subject to Section 19(b) of this Agreement, to the extent that Executive receives any Other Severance Benefits, then the payments and benefits payable hereunder to Executive shall be reduced by a like amount. To the extent Olin is required to provide payments or benefits to Executive under the Worker Adjustment and Retraining Notification Act (or any state, local or foreign law relating to severance or dismissal benefits), the benefits payable hereunder shall be first applied to satisfy such obligation.
SECTION 19. Section 409A; 105(h). (a) It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations thereunder as in effect from time to time (collectively, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted either to (i) exempt any compensation from the application of Section 409A or (ii) comply with the requirements for avoiding taxes and penalties under Section 409A.
(b) Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Olin or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Olin Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Olin Plan may not be reduced by, or offset against, any amount owing by Executive to Olin or any of its affiliates.
(c) If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Olin from time to time) and (ii) Olin shall make a good faith determination that an amount payable under an Olin Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Olin (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.
(d) To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment shall only be paid or provided to Executive upon his separation from service (within the meaning of Section 409A).
(e) Except as specifically permitted by Section 409A, the amounts of any benefits and reimbursements provided to the Executive under this Agreement during any tax year of Executive (“Executive Tax Year”) shall not affect the amounts of any benefits and reimbursements to be provided to Executive under this Agreement in any other Executive Tax Year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Furthermore, any reimbursement payments for any non-tax expenses provided to Executive under this Agreement shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of Executive Tax Year following the Executive Tax Year in which the applicable expense is incurred, and any reimbursement payments for any taxes provided to Executive under this Agreement shall be made to Executive no later than the last day of the Executive Tax Year following the Executive Tax Year in which the related taxes are remitted.
(f) Notwithstanding any provision of this Agreement or any other Olin Plan to the contrary, in light of the uncertainty with respect to the proper application of

Section 409A, Olin reserves the right to make amendments to this Agreement and any other Olin Plan as Olin deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with any Olin Plan (including any taxes and penalties under Section 409A), and neither Olin nor any affiliate shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.
(g) For purposes of Section 409A, each installment of any payments made under this Agreement will be deemed to be a separate payment as permitted under Treas. Reg. Section 1.409A-2(b)(2)(iii).
(h) Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, Olin will be permitted to alter the manner in which health or other welfare benefits are provided to Executive following the date of Termination; provided that the after-tax cost to Executive of such benefits shall not be greater than the costs applicable to similarly situated executives of Olin who have not terminated employment.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

OLIN CORPORATION
By:
Name: Title:

EXECUTIVE

[Name]

Exhibit A
RELEASE
Pursuant to the terms of the Executive Change in Control Agreement (the “Agreement”) entered into on [●], among [●] (“Executive”) and Olin Corporation (“Olin”) and in exchange for the payments and benefits provided under the Agreement, Executive, for himself, his family, his attorneys, agents, descendants, heirs, legatees, executors, personal administrators, guardians, personal representatives, hereby releases and discharges Olin and its past, present and future shareholders, subsidiaries, affiliates, agents, directors, officers, employees, representatives, principals, attorneys, insurers, predecessors, successors, assigns and all persons acting by, through, under or in concert with Olin and its subsidiaries or affiliates (collectively referred to as the “Released Parties”), from any and all non-statutory claims, obligations, debts, liabilities, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements and damages whatsoever of every name and nature, known and unknown, which Executive ever had, or now has, against the Released Parties to the date of this Release, both in law and equity, arising out of or in any way related to Executive’s employment with Olin and its subsidiaries and affiliates or the termination of that employment, including any claims that Executive is entitled to any compensation or benefits from any Released Party. The claims Executive releases include, but are not limited to, claims that the Released Parties:
(a) discriminated against Executive on the basis of race, color, sex (including claims of sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right Executive may have under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or any other status protected by local, state or Federal laws, constitutions, regulations, ordinances or executive orders;
(b) failed to give proper notice of this employment termination under the Worker Adjustment and Retraining Notification Act, or any similar state or local statute or ordinance;
(c) violated any other Federal, state or local employment statute, such as the Employee Retirement Income Security Act of 1974, as amended, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Rehabilitation Act; the Occupational Safety and Health Act; and any other Federal, state or local laws relating to employment;
(d) violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties;

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(e) violated public policy or common law, including claims for personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel; or
(f) are in any way obligated for any reason to pay damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages and/or interest.
Notwithstanding the forgoing, Executive is not prohibited from making or asserting (i) any claim or right under state workers’ compensation or unemployment laws, (ii) Executive’s rights as an insured under any director’s and officer’s liability insurance policy now or previously in force or (iii) any claim or right which by law cannot be waived, including Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”). Executive waives, however, the right to recover money if any Federal, state or local government agency, including but not limited to the EEOC, pursues a claim on Executive’s behalf or on behalf of a class to which Executive may belong that arises out of or relates to Executive’s employment or severance from employment. In addition, this Release does not constitute a waiver or release of any of Executive’s rights to payments or benefits pursuant to the Agreement or any accrued benefit under any employee benefit plan, program or arrangement of the Released Parties. Notwithstanding the foregoing, nothing in this Release shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).
For the purpose of giving a full and complete release, Executive understands and agrees that this Release includes all claims that Executive may now have but does not know or suspect to exist in Executive’s favor against the Released Parties, and that this Release extinguishes those claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release are not an attempt to cause Executive to waive or release rights or claims that may arise after the date this Release is executed.
Acknowledgments.
Executive affirms that Executive has fully reviewed the terms of this Release, affirms that Executive understands its terms, and states that Executive is entering into this Release knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist, that arise out of Executive’s employment with Olin or Executive’s termination of employment.

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Executive acknowledges that Executive has had at least 21 days to consider this Release thoroughly, and has been specifically advised to consult with an attorney, if Executive wishes, before signing below.
If Executive signs and returns this Release before the end of the 21-day period, Executive certifies that Executive’s acceptance of a shortened time period is knowing and voluntary, and that Olin did not improperly encourage Executive to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day period expires, or by providing different terms to other employees who sign the release before such time period expires.
Executive understands that Executive may revoke this Release within seven days after Executive signs it. Executive’s revocation must be in writing and submitted within such seven-day period.
If Executive does not revoke this Release within the seven-day period, it becomes effective and irrevocable on the eighth day after execution. Executive further understands that if Executive revokes this Release, Executive will not be eligible to receive the payments and benefits covered in Sections 4 and 5 of the Agreement.
Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which Executive was already entitled. Olin has advised Executive that it is in Executive’s best interest to consult with an attorney prior to executing this Release.

Date:	By:

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